Exhibit 99.2

(ENDEAVOUR INTERNATIONAL CORPORATION LOGO)

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour International Corporation plans
to offer convertible senior notes due 2012

Houston, TX — January 11, 2005 — Endeavour International Corporation (AMEX: END) announced today that it plans to issue approximately $50 million aggregate principal amount of convertible senior notes due 2012 in an offering to qualified institutional buyers pursuant to a private placement exemption under the Securities Act of 1933.

Endeavour plans to grant investors that purchase notes in the offering an option to purchase up to an additional $10 million aggregate principal amount of notes at the initial offering price.

The notes will be convertible into Endeavour common stock and will be callable after five years. Holders will have a right to redeem the notes upon a change of control.

The purpose of the notes issuance is to fund expenditures to explore for and develop oil and gas properties, working capital and general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The notes issuance will be subject to market and other conditions and there can be no assurance that the issuance will be consummated.

The convertible senior notes due 2012 and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell, or solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.